Exhibit 99.1

SpartanNash Announces First Quarter Fiscal 2020 Financial Results

First Quarter Net Sales Increase 12.4% to $2.86 Billion

Reports First Quarter Retail Comparable Store Sales of 15.6%

Generates EPS of $0.43, an Increase of 105%; Adjusted EPS of $0.67, an Increase of 179%

Improves Leverage Ratio Through Pay Down of Over $90 Million in Long-Term Debt

Raises Fiscal Year 2020 Outlook

GRAND RAPIDS, MICHIGAN – May 27, 2020 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for its 16-week first quarter ended April 18, 2020.

First Quarter Fiscal 2020 Highlights

•	Net sales growth of 12.4%, to $2.86 billion from $2.54 billion in the prior year quarter, representing the sixteenth consecutive quarter of growth.
•	Retail comparable store sales of 15.6% were positive for the third consecutive quarter, representing a significant acceleration from recent trends driven by the COVID-19 pandemic.
•	EPS of $0.43 per share, an increase of 105% over the prior year quarter; adjusted EPS of $0.67 per share, an increase of 179% over the prior year quarter.
•	Adjusted EBITDA increase of 35%, to $74.0 million from $54.7 million in the prior year quarter.
•	Cash generated from operating activities of $129.3 million, leading to an over $90 million pay down of long-term debt.
•

Raised full year outlook to reflect actual year-to-date results as well as for increased sales and earnings trends the Company began to realize prior to the onset of the COVID-19 pandemic. First quarter results include an estimated $0.38 of additional EPS from increased consumer demand related to COVID-19.

“I am incredibly proud of our family of associates, from those within our retail stores to our supply chain team and all of those supporting their efforts to serve our local customers and communities during this significant time of need for food, pharmacy, household and personal care products,” said Dennis Eidson, Interim President and Chief Executive Officer. “Our number one priority continues to be the wellbeing and safety of our entire team, particularly those on the frontlines, who have been driving our business forward every day. Our ability to respond to unprecedented consumer demand during the quarter enabled us to significantly exceed our expectations for the quarter and we are raising our annual outlook to reflect our strong first quarter execution in a challenging and evolving environment. Going forward, we remain committed to enhancing our long-term strategy as we build upon SpartanNash’s existing foundation and increasingly position the Company to sustain profitable growth.”

COVID-19 Response

The following are key actions the Company has taken in response to the COVID-19 pandemic during the first quarter of 2020. A COVID-19 task force was created to focus on two priorities: the well-being and safety of the Company’s family of associates, customers and communities; and supporting health officials and government leaders to contain the virus:

Increased safety and sanitation efforts implemented during the pandemic include:

•	Installed sneeze guards at key points of customer interaction within retail stores as well as within distribution center receiving areas.
•	Purchased facemasks and gloves for all frontline associates working in retail stores and distribution centers.
•	Required all associates and guests to wear facemasks at Company sites.
•	Promoted social distancing through signs and floor markings throughout retail stores and distribution centers to remind guests and associates to remain six feet apart.
•	Set aside time twice per week for store and pharmacy guests most at risk of contracting coronavirus, including seniors, pregnant women and immunocompromised individuals.
•	Increased Fast Lane staffing levels to best accommodate significant increase in the number of customers shopping online as well as offered free, same-day home delivery of prescription medications.
•	On-site health screenings, including temperature checks, for all associates upon arrival at work.
•	Suspended certain services within retail stores, including self-serve areas, bottle returns, and product returns due to the increased risk of contamination.
•

Increased procedures for sanitizing high-touch surfaces within retail stores, such as shopping carts and baskets, food service counters, checkout lanes, conveyor belts, fuel pump handles, pin pads and touch screens at least every 30 minutes as well as installed sanitation stations. In distribution centers, implemented fogging as well as sanitizing high-touch areas including time clocks, headsets and equipment controls at least every 30 minutes.

•	Provided robust communications and resources for independent customers to help them navigate the COVID-19 operational and legislative landscape.

Additional resources to help associates during various times of the pandemic include:

•

Provided its more than 16,000 part- and full-time frontline associates with weekly appreciation bonuses, as well as an additional $2 per hour for hours worked during times of significantly increased demand.

•	Increased the associate discount in its company-owned retail stores to 20 percent off.
•

Extended emergency leave benefits to ensure associates who are sick or are displaying symptoms of COVID-19 are able to remain off work until they have fully recovered. SpartanNash's expanded emergency pay now provides up to 80 hours of paid leave.

•

The Company continues to provide telemedicine visits, employee assistance programs for mental and physical wellbeing as well as assistance managing childcare and prescription drug coverage. Telemedicine visit and COVID-19 testing fees have been waived since the onset of the pandemic.

•	Recruited and onboarded more than 3,000 new hires since the beginning of the pandemic to support current associates and provide career opportunities to displaced workers.
•	Provide daily and weekly robust communication updates to inform associates of the changing protocols and procedures implemented as a result of COVID-19.

COVID-19 Financial Impacts

The Company experienced a significant increase in demand across all three business segments, beginning in mid-March, the eleventh week of the fiscal quarter. These increases reflected a meaningful change in customer behavior in response to the pandemic as volumes increased due to retail consumers stocking up. This was followed by a shift to food-at-home in connection with state mandated business shutdowns, including restaurants, as well as stay-at-home orders.

•

Within the Food Distribution segment, sales comparisons to the prior year increased 9.5% for the first ten weeks of the quarter. In the last six weeks of the quarter, sales trended higher than the prior year by 29.7% and ended the quarter ahead of the prior year by 17.1%.

•

Within the Retail segment through the first ten weeks of the quarter, the Company’s comparable store sales, which exclude fuel, were on track to achieve its guidance of approximately flat and accelerated to an increase of 42.0% for the last six weeks of the quarter, ending the quarter at 15.6%.

•

Within the Military segment, sales comparisons to the prior year decreased 3.2% for the first ten weeks of the quarter. In the last six weeks of the quarter, sales trended higher than the prior year by 18.1% and ended the quarter ahead of the prior year by 4.9%.

The Company incurred direct costs associated with its efforts to support frontline associates as well as to increase cleaning and sanitation frequency within all operating locations. Incremental direct labor costs include weekly appreciation bonuses and an additional $2 per hour for frontline workers. Sanitation costs include additional cleaning of high-touch surfaces, fogging of distribution locations, installation of sneeze guards and providing masks and gloves to all associates.

Consolidated Financial Results

Consolidated net sales for the first quarter increased $314.1 million, or 12.4%, to $2.86 billion from $2.54 billion in the prior year quarter. The increase in net sales was generated through higher sales attributable to COVID-19 impacts across all segments, as well as growth with existing customers in the Food Distribution segment.

Gross profit for the first quarter of fiscal 2020 was $423.6 million, or 14.8% of net sales, compared to $377.7 million, or 14.9% of net sales, in the prior year quarter. The growth in gross profit was primarily driven by the increased sales volume.

Reported operating expenses for the first quarter were $401.5 million, or 14.1% of net sales, compared to $355.5 million, or 14.0% of net sales, in the prior year quarter. The increase in expenses as a rate of sales compared to the prior year quarter was due to higher restructuring and asset impairment charges of $15.9 million, including charges related to the closure of the Caito Fresh Cut business compared to gains on the sale of a closed distribution center in the prior year, which are discussed further within the segment financial results below. During the first half of the quarter, the Company executed a voluntary early retirement program, along with a reduction-in-force, which will result in longer-term cost savings, however these initiatives resulted in $5.2 million in incremental expense in the quarter. The Company also recognized significant increases in incentive compensation due to improved overall company performance, as well as incremental pay and bonuses for frontline associates, as noted above. These incremental costs were mostly offset by improved operating leverage related to store labor and other operating expenses, as well as significantly lower healthcare costs and lower stock compensation expense due, in part, to the timing of a portion of the fiscal 2020 stock award, which will occur in the second quarter. First quarter operating expenses would have been $385.7 million, or 13.5% of net sales, compared to $354.6 million, or 13.9% of net sales, in the prior year quarter, excluding the restructuring and asset impairment charges and other adjustments detailed in Table 3.

The Company reported operating earnings of $22.0 million compared to $22.2 million in the prior year quarter. The decline was primarily attributable to the changes in operating expenses mentioned above, mostly offset by increased volume. Adjusted operating earnings(1) were $40.2 million compared to $23.2 million in the prior year quarter and exclude the adjustments detailed in Table 3.

Interest expense decreased $4.2 million from the prior year quarter primarily due to significant rate cuts executed by the federal reserve during 2019 and in the first quarter of 2020, as well as due to the Company’s pay down of the debt balance resulting from higher earnings and lower working capital requirements.

The Company reported earnings from continuing operations of $15.4 million, or $0.43 per share, compared to $7.5 million, or $0.21 per diluted share, in the prior year quarter. The improvement reflects the operating earnings changes noted above, as well as tax benefits associated with the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and lower interest expense.

Adjusted earnings from continuing operations(3) for the first quarter were $24.1 million, or $0.67 per diluted share. Adjusted earnings from continuing operations for the prior year quarter were $8.5 million, or $0.24 per diluted share. In addition to the adjusted items noted above, adjusted earnings from continuing operations exclude tax benefits associated with the CARES Act. A reconciliation of reported earnings from continuing operations to adjusted earnings from continuing operations is included at Table 4.

Adjusted EBITDA(2) increased $19.3 million, or 35.3%, to $74.0 million compared to $54.7 million in the prior year quarter due to factors mentioned above.

Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Segment Financial Results

Food Distribution

Net sales for Food Distribution increased $200.3 million, or 17.1%, to $1.37 billion from $1.17 billion in the prior year quarter. The increase was due to incremental volume associated with COVID-19 impacts as well as sales growth with existing customers.

Reported operating earnings for Food Distribution were $11.4 million compared $24.6 million in the prior year quarter. During the quarter, as a result of the loss of a significant customer of the Fresh Cut business, the Company made the decision to exit these operations. Wind down of the operations began in March 2020 and was complete as of the end of the first quarter. The Company incurred $11.1 million in asset impairment charges, severance costs, operating losses and other charges during the wind down period. Profitability was also impacted by the increase in sales volume, the compensation related items mentioned above and by the closure of Fresh Kitchen operations during 2019, which previously generated operating losses.

First quarter adjusted operating earnings(1) were $26.3 million compared to $21.3 million in the prior year quarter. Adjusted operating earnings exclude charges associated with the Fresh Cut operations and severance in the current year, and gains related to the sale of real property, the allocation of one-time costs associated with Project One Team and severance in the prior year quarter.

Retail

Net sales for Retail increased $80.8 million, or 11.5%, to $782.6 million from $701.8 million in the prior year quarter primarily due to incremental volume associated with COVID-19, as discussed above. Comparable store sales of 15.6% were partially offset by the impact of lower fuel prices and store closures, with e-commerce sales volume increasing by more than 300% during the last six weeks of the quarter.

Reported operating earnings for Retail were $12.6 million compared to an operating loss of $0.8 million in the prior year quarter. The increase in reported operating earnings was due to the increase in sales volume, improvements in labor rates as a rate of sales and lower health insurance costs, partially offset by the compensation related items mentioned above. Adjusted operating earnings(1) were $15.3 million compared to $2.7 million in the prior year quarter and exclude restructuring costs and severance in the current year, and one-time costs associated with Project One Team, merger/acquisition and integration expenses, and store closing expenses in the prior year quarter.

Military Distribution

Net sales for Military Distribution increased $33.0 million, or 4.9%, to $704.4 million from $671.4 million in the prior year quarter. The increase was due to incremental volume associated with COVID-19, partially offset by lower comparable sales at Defense Commissary Agency (“DeCA”) operated locations prior to the onset of the pandemic.

The reported operating loss for Military Distribution was $2.0 million compared to $1.6 million in the prior year quarter. The change was primarily attributable to higher incentive compensation costs, partially offset by the impact of the increase in sales volume. Adjusted operating loss(1) was $1.4 million compared to $0.8 million in the prior year quarter. Adjusted operating loss in the current year excludes severance, and excludes the allocation of one-time costs associated with Project One Team in the prior year quarter.

Balance Sheet and Cash Flow

Cash flows provided by operating activities for the first quarter were $129.3 million compared to $13.5 million in the prior year quarter. The increase was due to changes in working capital and improved profitability. The Company generated $111.4 million in free cash flow(5) in the first quarter compared to a use of cash of $2.5 million in the prior year quarter. The Company reduced net long-term debt(6) levels by $88.4 million during the first quarter of 2020, and net long-term debt to adjusted EBITDA improved from 3.7x to 2.9x.

Capital expenditures and IT capital(7) totaled $19.5 million in the first quarter compared to $16.0 million in the prior year quarter.

During the first quarter, the Company declared $7.0 million in cash dividends equal to $0.1925 per common share. The Company also repurchased 860,752 shares for a total of $10.0 million in the quarter, an average price of $11.62 per share.

Revised Outlook

For the 53-week fiscal year ending January 2, 2021, the Company expects to continue to benefit from higher consumer food-at-home consumption related to COVID-19, however, the duration and magnitude of the impact are uncertain.  As a result, although the Company believes that its sales for fiscal 2020 will materially exceed its initial 2020 guidance, the Company is unable to fully estimate the impact COVID-19 will have on the remainder of 2020. The Company is updating its annual outlook, originally provided on February 19, 2020, to reflect actual financial results experienced to-date, as well as expectations for the remainder of the fiscal year related to earnings trends. Specifically, these updates include incremental adjusted earnings per share from continuing operations for the COVID-19 impact experienced to-date, other first quarter earnings in excess of management’s initial guidance expectations as well as the benefits associated with cost reduction initiatives and increased sales and earnings trends the Company was experiencing prior to the onset of the pandemic. The Company’s updated outlook for the second half of the year does not include any adjustment for future impacts from the COVID-19 pandemic. However, the Company currently anticipates any incremental costs related to COVID-19 will be more than offset by the improved food-at-home sales trend.

For fiscal year 2020, the Company now anticipates adjusted earnings per share from continuing operations(4) of approximately $1.85 to $2.00 compared to its prior projection of $1.12 to $1.20. Reported earnings per share from continuing operations are expected to range from $1.48 to $1.81 compared to its prior projection of $0.93 to $1.04. For the second quarter of fiscal 2020, adjusted earnings per share are expected to increase 70-100% over fiscal 2019 second quarter adjusted earnings per share of $0.33.

The Company now expects fiscal 2020 adjusted EBITDA of $205 million to $215 million compared to its prior guidance of $180 million to $190 million, consistent with the Company’s projected increases in operating earnings.

The Company's guidance continues to reflect capital expenditures and IT capital in the range of $80.0 million to $90.0 million for fiscal year 2020.  Depreciation and amortization are now expected to be $88.0 million to $92.0 million for the fiscal year. Interest expense is now expected to range from $19.5 million to $21.0 million in fiscal 2020. The Company’s guidance reflects an adjusted effective tax rate of 23.5% to 24.5% and a reported effective tax rate of 14.0% to 18.0%.

The Board of Directors is engaged in a comprehensive process to identify the Company’s next Chief Executive Officer and has continued to make progress in the search over the last quarter.

Conference Call

A telephone conference call to discuss the Company’s first quarter 2020 financial results is scheduled for Thursday, May 28, 2020 at 8:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Bahrain, Djibouti and Egypt. SpartanNash currently operates 155 supermarkets, primarily under the banners of Family Fare, Martin's Super Markets, D&W Fresh Market, VG's Grocery and Dan's Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words “outlook,” “believe,” “anticipates,” “continue,” “expects,” “guidance,” “trend,” “on track,” “encouraged” or “plan” or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, disruption associated with the COVID-19 pandemic and the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided below.

(2) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided below.

(3) A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided below.

(4) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided below.

(5) A reconciliation of net cash provided by operating activities to free cash flow, a non-GAAP financial measure, is provided below.

(6) A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided below.

(7) A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided below.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Katie Turner	Partner, ICR	(646) 277-1228

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

– More –

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	16 Weeks Ended
	April 18,	April 20,
(In thousands, except per share amounts)	2020	2019
Net sales	$2,856,456	$2,542,375
Cost of sales	2,432,889	2,164,646
Gross profit	423,567	377,729

Operating expenses
Selling, general and administrative	391,300	360,400
Merger/acquisition and integration	—	782
Restructuring charges (gains) and asset impairment	10,237	(5,662)
Total operating expenses	401,537	355,520

Operating earnings	22,030	22,209

Other expenses and (income)
Interest expense	7,638	11,881
Postretirement benefit (income) expense	(799)	635
Other, net	(242)	(452)
Total other expenses, net	6,597	12,064

Earnings before income taxes and discontinued operations	15,433	10,145
Income tax expense	31	2,624
Earnings from continuing operations	15,402	7,521

Loss from discontinued operations, net of taxes	—	(52)
Net earnings	$15,402	$7,469

Basic and diluted earnings per share:
Earnings from continuing operations	$0.43	$0.21
Loss from discontinued operations	—	—
Net earnings	$0.43	$0.21

Weighted average shares outstanding:
Basic and diluted	36,172	36,121

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 18,	December 28,
(In thousands)	2020	2019
Assets
Current assets
Cash and cash equivalents	$21,255	$24,172
Accounts and notes receivable, net	417,684	345,320
Inventories, net	516,517	537,212
Prepaid expenses and other current assets	68,094	58,775
Property and equipment held for sale	24,706	31,203
Total current assets	1,048,256	996,682

Property and equipment, net	585,185	615,816
Goodwill	181,035	181,035
Intangible assets, net	128,654	130,434
Operating lease assets	268,370	268,982
Other assets, net	102,715	82,660

Total assets	$2,314,215	$2,275,609

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$509,164	$405,370
Accrued payroll and benefits	71,655	59,680
Other accrued expenses	49,574	51,295
Current portion of operating lease liabilities	42,832	42,440
Current portion of long-term debt and finance lease liabilities	6,157	6,349
Total current liabilities	679,382	565,134

Long-term liabilities
Deferred income taxes	62,849	43,111
Operating lease liabilities	264,738	267,350
Other long-term liabilities	30,457	30,272
Long-term debt and finance lease liabilities	591,097	682,204
Total long-term liabilities	949,141	1,022,937

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,682 and 36,351 shares outstanding	481,514	490,233
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(1,520)	(1,600)
Retained earnings	205,698	198,905
Total shareholders’ equity	685,692	687,538

Total liabilities and shareholders’ equity	$2,314,215	$2,275,609

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	16 Weeks Ended
(In thousands)	April 18, 2020	April 20, 2019
Cash flow activities
Net cash provided by operating activities	$129,296	$13,519
Net cash used in investing activities	(13,951)	(87,225)
Net cash (used in) provided by financing activities	(118,262)	76,567
Net cash used in discontinued operations	—	(86)
Net (decrease) increase in cash and cash equivalents	(2,917)	2,775
Cash and cash equivalents at beginning of the period	24,172	18,585
Cash and cash equivalents at end of the period	$21,255	$21,360

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings (Loss) by Segment

(Unaudited)

	16 Weeks Ended
(In thousands)	April 18, 2020		April 20, 2019
Food Distribution Segment:
Net sales	$1,369,495	47.9%	$1,169,238	46.0%
Operating earnings	11,390		24,592
Retail Segment:
Net sales	782,568	27.4%	701,767	27.6%
Operating earnings (loss)	12,645		(826)
Military Segment:
Net sales	704,393	24.7%	671,370	26.4%
Operating loss	(2,005)		(1,557)
Total:
Net sales	$2,856,456	100.0%	$2,542,375	100.0%
Operating earnings	22,030		22,209

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), adjusted operating earnings, adjusted earnings from continuing operations, total net long-term debt, free cash flow and projected adjusted earnings per diluted share from continuing operations. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude “Fresh Cut operating losses” subsequent to the decision to exit these operations during the first quarter, severance associated with cost reduction initiatives , and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination related to a refund from the annuity provider associated with the final reconciliation of participant data is excluded from adjusted earnings from continuing operations. These items are considered “non-operational” or “non-core” in nature. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude costs associated with the organizational realignment, which include significant changes to the Company’s management team. Also excluded are the fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination costs, primarily related to non-operating settlement expense associated with the distribution of pension assets, are excluded from adjusted earnings from continuing operations, and to a lesser extent adjusted operating earnings.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 18, 2020	April 20, 2019
Net earnings	$15,402	$7,469
Loss from discontinued operations, net of tax	—	52
Income tax expense	31	2,624
Other expenses, net	6,597	12,064
Operating earnings	22,030	22,209
Adjustments:
LIFO expense	1,583	1,425
Depreciation and amortization	27,656	26,632
Merger/acquisition and integration	—	782
Restructuring, asset impairment and other charges (gains)	10,237	(5,662)
Fresh Cut operating losses	2,262	—
Stock-based compensation	2,243	5,383
Non-cash rent	(1,594)	(1,918)
Costs associated with Project One Team	493	4,618
Organizational realignment costs	—	858
Severance associated with cost reduction initiatives	5,156	362
Loss (gain) on disposal of assets	3,911	(3)
Other non-cash charges (gains)	1	(17)
Adjusted EBITDA	$73,978	$54,669

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation

and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 18, 2020	April 20, 2019
Food Distribution:
Operating earnings	$11,390	$24,592
Adjustments:
LIFO expense	794	703
Depreciation and amortization	10,183	10,233
Merger/acquisition and integration	—	(130)
Restructuring, asset impairment and other charges (gains)	9,222	(6,343)
Fresh Cut operating losses	2,262	—
Stock-based compensation	1,005	2,676
Non-cash rent	58	57
Costs associated with Project One Team	265	2,448
Organizational realignment costs	—	455
Severance associated with cost reduction initiatives	3,180	324
Loss (gain) on disposal of assets	2,140	(5)
Other non-cash gains	(1)	—
Adjusted EBITDA	$40,498	$35,010
Retail:
Operating earnings (loss)	$12,645	$(826)
Adjustments:
LIFO expense	343	344
Depreciation and amortization	13,756	12,802
Merger/acquisition and integration	—	912
Restructuring charges and asset impairment	1,015	681
Stock-based compensation	750	1,853
Non-cash rent	(1,534)	(1,853)
Costs associated with Project One Team	164	1,570
Organizational realignment costs	—	292
Severance associated with cost reduction initiatives	1,451	29
Loss on disposal of assets	1,805	36
Other non-cash gains	—	(22)
Adjusted EBITDA	$30,395	$15,818
Military:
Operating loss	$(2,005)	$(1,557)
Adjustments:
LIFO expense	446	378
Depreciation and amortization	3,717	3,597
Stock-based compensation	488	854
Non-cash rent	(118)	(122)
Costs associated with Project One Team	64	600
Organizational realignment costs	—	111
Severance associated with cost reduction initiatives	525	9
Gain on disposal of assets	(34)	(34)
Other non-cash charges	2	5
Adjusted EBITDA	$3,085	$3,841

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 18, 2020	April 20, 2019
Operating earnings	$22,030	$22,209
Adjustments:
Merger/acquisition and integration	—	782
Restructuring, asset impairment and other charges (gains)	10,237	(5,662)
Fresh Cut operating losses	2,262	—
Costs associated with Project One Team	493	4,618
Organizational realignment costs	—	858
Severance associated with cost reduction initiatives	5,156	362
Adjusted operating earnings	$40,178	$23,167
Reconciliation of operating earnings (loss) to adjusted operating earnings (loss) by segment:
Food Distribution:
Operating earnings	$11,390	$24,592
Adjustments:
Merger/acquisition and integration	—	(130)
Restructuring, asset impairment and other charges (gains)	9,222	(6,343)
Fresh Cut operating losses	2,262	—
Costs associated with Project One Team	265	2,448
Organizational realignment costs	—	455
Severance associated with cost reduction initiatives	3,180	324
Adjusted operating earnings	$26,319	$21,346
Retail:
Operating earnings (loss)	$12,645	$(826)
Adjustments:
Merger/acquisition and integration	—	912
Restructuring charges and asset impairment	1,015	681
Costs associated with Project One Team	164	1,570
Organizational realignment costs	—	292
Severance associated with cost reduction initiatives	1,451	29
Adjusted operating earnings	$15,275	$2,658
Military:
Operating loss	$(2,005)	$(1,557)
Adjustments:
Costs associated with Project One Team	64	600
Organizational realignment costs	—	111
Severance associated with cost reduction initiatives	525	9
Adjusted operating loss	$(1,416)	$(837)

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
	April 18, 2020		April 20, 2019
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$15,402	$0.43	$7,521	$0.21
Adjustments:
Merger/acquisition and integration	—		782
Restructuring, asset impairment and other charges (gains)	10,237		(5,662)
Fresh Cut operating losses	2,262		—
Costs associated with Project One Team	493		4,618
Organizational realignment costs	—		858
Severance associated with cost reduction initiatives	5,156		362
Pension termination	(1,004)		353
Total adjustments	17,144		1,311
Income tax effect on adjustments (a)	(4,095)		(304)
Impact of CARES Act (b)	(4,345)		—
Total adjustments, net of taxes	8,704	0.24	1,007	0.03
Adjusted earnings from continuing operations	$24,106	$0.67	$8,528	$0.24

(a)	The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustments.
(b)	Represents tax impacts attributable to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, primarily related to additional deductions and the utilization of net operating loss carrybacks.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

	April 18,	December 28,
(In thousands)	2020	2019
Current portion of long-term debt and finance lease liabilities	$6,157	$6,349
Long-term debt and finance lease liabilities	591,097	682,204
Total debt	597,254	688,553
Cash and cash equivalents	(21,255)	(24,172)
Net long-term debt	$575,999	$664,381

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 18, 2020	April 20, 2019
Net cash provided by operating activities	$129,296	$13,519
Less:
Purchases of property and equipment	17,893	16,006
Free cash flow	$111,403	$(2,487)

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 18, 2020	April 20, 2019
Purchases of property and equipment	$17,893	$16,006
Plus:
Cloud computing spend	1,579	—
Capital expenditures and IT capital	$19,472	$16,006

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications spend to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 8: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	53 Weeks Ending January 2, 2021
	Low	High
Earnings from continuing operations	$1.48	$1.81
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.03	0.02
Costs associated with Project One Team	0.01	0.01
Pension termination	(0.01)	(0.02)
Restructuring and asset impairment	0.30	0.28
Severance associated with cost reduction initiatives	0.11	0.11
Fresh Cut operating losses	0.05	0.05
Impact of CARES Act	(0.12)	(0.26)
Adjusted earnings from continuing operations	$1.85	$2.00